UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 14, 2011

CLEANTECH TRANSIT, INC.
(Exact Name of Registrant as Specified in its Charter)

Nevada	000-52653	98-0505768
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5440 West Sahara Suite 205, Las Vegas NV 89146
(Address of Principal Executive Office) (Zip Code)

Registrant's telephone number, including area code:  (702) 448-1543

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.03 Amendments to the Articles of Incorporation or Bylaws; Change in Fiscal Year.

On July 14, 2011, the Board of Directors of the Company approved the filing of an amendment to the Company’s Certificate of Incorporation, increasing the number of authorized shares from 600,000,000 to 610,000,000 shares.  Of these shares, 600,000,000 are common shares, par value $.001, and 10,000,000 are now designated as preferred shares, par value $.001.  The amendment was filed on July 14, 2011.  Previously, the Company had authorized 600,000,000 of common shares, par value $.001.  A copy of the Amendment to the Certificate of Incorporation is attached hereto as an exhibit.

On August 22, 2011, the Board of Directors of the Company authorized the designation of a class of preferred stock.  Of the 10,000,000 shares of preferred stock authorized, 5,000,000 shares of the preferred stock of the Company has been designated as Series A Convertible Preferred Stock (the “Series A Stock”).  Each share of Series A Stock is convertible into ten (10) shares of the Company’s common stock, at the holder’s option.  Each share of Series A Stock will be convertible into ten (10) shares of common stock, without the payment of any further consideration and each share of Series A Stock, while issued and outstanding, will carry a liquidation preference of $.50 per share.  On any matter submitted to common shareholders or for any consent sought from common shareholders, each share of Series A Stock which is issued and outstanding will be entitled to ten (10) votes per each share of Series A Stock held and the shares of Series A Stock will not be diluted in the event of a reverse stock split but will remain as said shares are issued and outstanding prior to any such reverse stock split

A copy of the amended Certificate of Designation is attached hereto as an exhibit.

ITEM 5.07 Submission of Matters to a Vote of Security Holders

On July 14, 2011, the Company received written consents from shareholders owning a total of 54.81% of the Company’s issued and outstanding common shares to the increase in the authorized capital of the Company as well as approval of the designation of the Series A Stock.

ITEM 9.01 Financial Statements and Exhibits

Exhibit No.	Description of Exhibit
3.5*	Amendment to Certificate of Incorporation
3.6*	Certificate of Designation for Series A Convertible Preferred Stock __________
*filed herewith

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

September 12, 2011	CLEANTECH TRANSIT, INC.

	By:	/s/ Kenneth Bosket
Kenneth Bosket, President